LIMITED POWER OF ATTORNEY

COMVITA NEW ZEALAND LIMITED, hereby authorizes and appoints Raymond C. Hedger, Jr., Hedger & Hedger, Hershey, Pennsylvania, as its attorney-in-fact for it and on its behalf to file such Forms 3, Forms 4 and Forms 5, and amendments thereto, with the United States Securities and Exchange Commission and National Securities Exchanges as may be required under the Securities Exchange Act of 1934, Regulations thereunder and the Rules of said Exchanges.

IN WITNESS WHEREOF, COMVITA NEW ZEALAND LIMITED, by its officer thereunto duly authorized, has executed this instrument the 1lth day of August, 2006.

COMVITA NEW ZEALAND LIMITED
By:	/s/ Brett Hewlitt
Brett Hewlitt Title: Chief Executive Officer